Exhibit 99.1

LHC Group Expands Presence in West Virginia Through Two Separate Acquisitions

Company Sees No Material Impact from Hurricane Gustav to Headquarters or Operations

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today two separate acquisitions, both effective September 1, 2008.

LHC Group has acquired 100% of the assets of Mountaineer Home Health located in Charleston, West Virginia. The agency will operate under the name of Mountaineer HomeCare.

The Company has also acquired 100% of the home health assets of the Jackson County Board of Health located in Ripley, West Virginia. The agency will operate under the name of Jackson County Home Health.

The combined primary service area of these agencies has an estimated total population of 600,000, with almost 16% over the age of 65. The combined net revenue for the most recent 12 months is approximately $1.3 million, and these acquisitions are not expected to add materially to earnings in 2008. With these two acquisitions, LHC Group now operates 12 home nursing agencies covering 31 counties and 49% of the total population in West Virginia, a Certificate of Need state.

Keith G. Myers, Chief Executive Officer of LHC Group, said, “It is with great pleasure that I welcome the employees of Mountaineer Home Health and Jackson County Home Health into our growing LHC Group family. We look forward to working with these agencies to continue their excellent work and to further expand home care services in their service areas.”

Additionally, LHC Group announced today that it opened two denovo locations in August. These locations are located in Martin, Tennessee, and Owensboro, Kentucky.

Keith Myers also stated, “We know that our shareholders are interested in the impact of Hurricane Gustav on the Company. Since the storm passed through the gulf coast region during the day yesterday and into last night, we have not had the opportunity to complete a full assessment. We do know that throughout the storm we continued to operate effectively in all of the 13 states we serve, and there was no interruption in patient service. We also know that our corporate headquarters in Lafayette, Louisiana, was not materially impacted by the storm. All information and communications systems are fully operational, and there was no disruption in support services to our caregivers in the field.

“I would like to thank the entire LHC Group team for their leadership in preparing for the storm. Because of their preparation and commitment, our patients continued to receive the high quality care they deserve and have come to expect from LHC Group. I would also like to thank Louisiana Governor, Bobby Jindal, for his leadership in this time of crisis. The coordination between federal, state and local authorities has been superior and by all initial accounts has minimized the impact of this storm on the citizens of Louisiana. While we are in the process of completing a full assessment of the impact of Hurricane Gustav, we are encouraged by our initial assessments and believe that our procedures for addressing the storm were successful.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com